EXHIBIT 10.4
KEURIG DR PEPPER INC.
EXECUTIVE SEVERANCE PLAN
1.Purpose. The purpose of this Keurig Dr Pepper Inc. Executive Severance Plan (the “Plan”) is to enable the Company to offer certain protections to key employees if they experience a termination of employment under certain conditions and to ensure their continued dedication to their duties in the event of any potential Change in Control (as defined below). The Plan is maintained for the purpose of providing benefits for a select group of management or highly compensated employees.
2.Term. The Plan shall be effective as of July 29, 2022 (the “Effective Date”). The Plan shall remain in effect until modified or terminated pursuant to Section 10.
3.Definitions.
(a)“Base Pay” means the annual base salary in effect for the Participant immediately before the Participant’s termination of employment, excluding overtime, bonuses, incentive compensation or any other special payments. Base Pay is used to compute the amount of the Severance Benefit.
(b)“Board” means the Board of Directors of the Company.
(c)“Bonus Plan” means the annual cash bonus plan of the Company, as such plan is in effect from time to time.
(d)“Cause” means, in each case as determined in the Company’s sole discretion, the Participant’s:
(i)conviction of, or plea of guilty or nolo contendere to, a crime involving fraud, embezzlement or moral turpitude or a felony;
(ii)intentional act or omission constituting fraud, conflict of interest, or other serious malfeasance;
(iii)engagement in conduct in the course of performing the Participant’s duties that constitutes willful misconduct or gross neglect, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the Participant thereof;
(iv)willful neglect, refusal or repeated willful failure to perform any lawful direction of the Participant’s supervisor, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the Participant thereof; or
(v)material violation of any written agreement between the Participant and the Company or any written policy of the Company, including the Code of Conduct, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the Participant thereof.
A Participant’s employment will be deemed to have been terminated for Cause if it is determined subsequent to such Participant’s termination that grounds for a termination for Cause existed at the time of such termination, as determined by the Committee.
(e)“Change in Control” means the occurrence of any of the following:
(i)any person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Company or JAB Holding Company S.a.r.l and any successor thereto (“JAB”), or any affiliate of the Company or JAB, is or becomes the “beneficial owner” (as defined below), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (i), “beneficial owner” has the meaning given that term in Rule 13d‑3 under the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the 60-day period referred to in such rule; or
(ii)the consummation of a plan or agreement approved by the Company’s shareholders, providing (A) for a merger or consolidation of the Company (other than with a wholly-owned subsidiary of the Company and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or (B) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.
(f)“CIC Protection Period” means the period commencing six months prior to the Closing and ending on the date that is two years following the Closing.
(g)“CIC Qualifying Termination” means a termination of the Participant’s employment with the Company by the Company without Cause or by the Participant for Good Reason, in each case, during the CIC Protection Period.
(h)“CIC Severance Benefits” means a lump sum payment in an amount equal to:
(i)with respect to Participants at the level of Executive Chairman, Chief Executive Officer, Executive Leadership Team member or Senior Vice President, the Participant’s Severance Multiplier multiplied by the sum of (A) the Participant’s Base Pay and (B) the Participant’s Target Bonus, or
(ii)with respect to Participants at the level of Vice President, the Participant’s Base Pay multiplied by the Participant’s Severance Multiplier.

CIC Severance Benefits shall, in all instances, be payable in a lump sum within 60 days following the date the Release (as defined below) becomes effective and irrevocable; provided, however, that if the period during which the Release could become effective and irrevocable spans two calendar years, no payment shall be made until the first payroll that occurs in the second taxable year.
(i)“Closing” means the date on which a Change in Control is consummated.
(j)“Code” means the Internal Revenue Code of 1986 and any guidance and regulations promulgated thereunder.
(k)“Committee” means the Remuneration & Nominating Committee of the Board or another duly constituted committee of the Board designated by the Board as the Committee hereunder.
(l)“Company” means Keurig Dr Pepper Inc. and its direct and indirect subsidiaries (including each Employer), and following the Closing, shall include any successor.
(m)“Comparable Position” means a position with any Employer that offers the Participant generally comparable Base Pay and incentive compensation, as determined in the sole discretion of the Company, provided that either (i) it is located no more than 50 miles from the Participant’s former primary work location, or (ii) for a Participant working in a highly dense metropolitan area (as determined by the Company), it does not cause a significant detrimental impact to the Participant’s commute, as determined in the sole discretion of the Company. For the avoidance of doubt, neither (A) differences in a Participant’s shift, hours, reporting relationships or duties nor (B) differences in a Participant’s compensation or benefits that are generally applicable to similarly situated individuals will cause a position to fail to qualify as a Comparable Position for purposes of the Plan.
(n)“Employer” means Keurig Dr Pepper Inc. and its direct or indirect subsidiaries as of the Effective Date.
(o)“ERISA” means the Employee Retirement Income Security Act of 1974 and any guidance and regulations promulgated thereunder.
(p)“Good Reason” means:
(iii)a material diminution in the Participant’s authority, duties and responsibilities;
(iv)a material reduction in the Participant’s Base Salary or Target Bonus opportunity; or
(v)a relocation of the Participant’s principal place of employment to a location that is more than 50 miles from the then-current location and that increases the Participant’s commute by more than 50 miles.
Notwithstanding the foregoing, any assertion by the Participant of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to the Participant’s termination of employment must have arisen without the Participant’s consent; (B) the Participant must provide notice to the Company of such condition within 30 days of the date that the Participant first becomes aware of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of the Participant’s termination of employment must occur within 30 days after the date the Company’s cure period expires.
(q)“Involuntary Termination” means, as determined in the Company’s sole discretion, a termination of the Participant’s employment with the Company as a result of:
(iii)a divestiture, plant closing, reorganization, redundancy resulting from an acquisition/merger, phase-out of business operations, layoff or reduction in force;
(iv)the Participant’s declining an offer for a position that is not a Comparable Position; or
(v)as approved in the discretion of the Company for any reason other than (A) Cause, or (B) as described in Section 3(q)(i) or (ii) above.
(r)“Participant” means an employee of an Employer who participates in the Plan pursuant to Section 4.
(s)“Qualifying Termination” means a termination of the Participant’s employment with the Company:
(vi)with respect to the Executive Chairman or Chief Executive Officer, by the Company without Cause or by the Participant for Good Reason;
(vii)with respect to an Executive Leadership Team member, by the Company without Cause or by the Participant’s declining an offer for a position that is not a Comparable Position; and
(viii)with respect to Participants at the level of Senior Vice President or Vice President, by an Involuntary Termination.
(t)“Severance Benefits” means:
(i)with respect to Participants at the level of Executive Chairman, Chief Executive Officer, Executive Leadership Team member or Senior Vice President:
(1)an amount equal to the Participant’s Severance Multiplier multiplied by the sum of (A) the Participant’s Base Pay and (B) the Participant’s Target Bonus, the product of which shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices over 24 months for the Executive Chair and Chief Executive Officer, 18 months for Executive Leadership Team members, and 12 months for Senior Vice Presidents, and
(2)Company-provided outplacement services such as, by way of example, resumé development, job search assistance and skills training, which shall be provided in accordance with the terms of the Company’s agreement with the outplacement services provider in effect as of the Participant’s Termination Date through the earlier of the date the Participant accepts an offer of employment or as specified in the Participant’s Release; and
(ii)with respect to Participants at the level of Vice President:
(1)an amount equal to the Participant’s Severance Multiplier multiplied by the Participant’s Base Salary, which amounts shall be payable in 12 substantially equal installments in accordance with the Company’s normal payroll practices, and
(2)Company-provided outplacement services such as, by way of example, resumé development, job search assistance and skills training, which shall be provided in accordance with the terms of the Company’s agreement with the outplacement services provider in effect as of the Participant’s Termination Date through the earlier of the date the Participant accepts an offer of employment or as specified in the Participant’s Release.
The payment of Severance Benefits under Sections 3(t)(i)(1) and 3(t)(ii)(1) shall commence on the next normal payroll cycle following the date the Release becomes effective and irrevocable; provided, however, that if the period during which the Release could become effective and irrevocable spans two calendar years, no payment shall be made until the first payroll that occurs in the second taxable year.
(u)“Severance Multiplier” means the applicable severance multiplier for the Participant’s level as set forth on Exhibit A.
(v)“Target Bonus” means the Participant’s target bonus opportunity under the Company’s applicable Bonus Plan in effect, if any, for the Company’s fiscal year during which the Termination Date occurs.
(w)“Termination Date” means the date of the Participant’s termination of employment with the Company.
4.Eligibility. Each employee of an Employer who meets each of the following requirements shall be a Participant in this Plan:
(a)Is on the active United States payroll;
(b)Is classified as a regular, full-time employee and designated as the Executive Chairman, the Chief Executive Officer, a member of the Executive Leadership Team, a Senior Vice President or a Vice President;
(c)Is not classified under the normal worker classification procedures of the Company as an independent contractor, leased employee or temporary employee or seasonal worker;
(d)Is not otherwise covered by a (i) written employment agreement (unless such agreement specifically provides for severance benefits to be paid under this Plan) (ii) another Company-sponsored severance plan, program or policy, or (iii) collective bargaining agreement (unless otherwise provided in the collective bargaining agreement); and

(e)Has not waived participation in the Plan.
5.Severance Benefits.
(a)Qualifying Termination. Upon a Participant’s Qualifying Termination, subject to Section 5(d), such Participant will receive the Severance Benefits.
(b)CIC Qualifying Termination. Upon a Participant’s CIC Qualifying Termination, subject to Section 5(d), such Participant will receive the CIC Severance Benefits.
(c)Other Termination. In the event that a Participant’s employment is terminated other than as the result of a Qualifying Termination or a CIC Qualifying Termination, then such Participant shall not be entitled to receive any payments or benefits under this Plan. For the avoidance of doubt, a Participant shall not be entitled to receive any payments or benefits under this Plan in the event that such Participant’s employment is terminated by the Company for Cause, such Participant resigns without Good Reason (including as a result of a retirement), such Participant (other than the Executive Chairman or Chief Executive Officer) resigns for Good Reason outside a CIC Protection Period, such Participant dies, or such Participant terminates employment as a result of a disability.
(d)Release of Claims. Payment of the Severance Benefits or CIC Severance Benefits shall be subject to (i) the Participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company (the “Release”) within the time period specified therein and (ii) the Participant’s continued compliance in all material respects with the Participant’s Employee Confidentiality and Non-Competition Agreement with the Company and any other confidentiality obligations or restrictive covenants applicable to the Participant.
6.Administration.
(a)In the event of any conflict or inconsistency between another document and the terms of the Plan, the terms and conditions of the Plan shall govern and control.
(b)The Plan shall be administered by the Committee in its sole and absolute discretion, and all determinations by the Committee shall be final, binding and conclusive on all parties and be given the maximum possible deference allowed by law.
(c)The Committee shall have the authority, consistent with the terms of the Plan, to (i) designate Participants, (ii) determine the terms and conditions relating to the Severance Benefit or CIC Severance Benefit, if any, (iii) interpret, administer, reconcile any inconsistency, correct any defect and/or supply any omission in the Plan, (iv) establish, amend, suspend or waive any rules and procedures with respect to the Plan, and (v) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including, without limitation, the timing and amount of payments. The Committee may delegate to one or more of the officers of the Company the authority to act on behalf of the Committee.
7.Funding. The obligations of the Company under the Plan are not funded through contributions to a trust or otherwise, and all benefits shall be payable from the general assets of the Company. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company. Participants shall be mere unsecured creditors of the Company.
7.ERISA. The Plan is not intended to provide retirement income or to defer the receipt of payments hereunder to the termination of a Participant’s employment or beyond. The Plan is not a pension plan that is subject to ERISA.
8.Section 409A.
(a)Compliance. Notwithstanding anything herein to the contrary, this Plan is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted to be exempt from or in compliance with Section 409A of the Code. To the extent that the Company determines that any provision of this Plan would cause a Participant to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Participants and the Company without violating the provisions of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Section 409A of the Code.
(b)Separation from Service. Notwithstanding anything in this Plan to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan unless such termination is also a “separation from service” within the meaning of Section 409A of the Code.
(c)Specified Employee. Notwithstanding anything in this Plan to the contrary, if a Participant is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Participant’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Plan or any other plan, program or payroll practice) and which do not otherwise qualify under the exemptions under Treasury Regulations Section 1.409A-1 (including the short-term deferral exemption and the permitted payments under Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Participant in a lump sum on the earlier of (i) the date which is six months and one day after Participant’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Participant’s death.
10.Amendment or Termination. Prior to a Closing, the Committee may amend or terminate the Plan at any time, without notice, and for any or no reason, except as prohibited by law; provided, however, that any amendment or termination that is materially adverse to a Participant shall not be effective as to such Participant in the event that a Closing occurs within 12 months thereafter, unless such action is approved in writing by such Participant. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. During the CIC Protection Period, the Company and the Committee may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action, that (i) prevents that Participant from becoming eligible for the CIC Severance Benefits under the Plan, or (ii) reduces or alters to the detriment of the Participant the CIC Severance Benefits payable, or potentially payable, to a Participant under the Plan (including imposing additional conditions).
11.At-Will Employment. Nothing in this Plan or any other act of the Company shall be considered effective to change a Participant’s status as an at-will employee or guarantee any duration of employment. Either the Company or a Participant may terminate the employment relationship at any time, for any reason or no reason, and with or without advance notice.
12.Transfer and Assignment. In no event may any Participant sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution, or other legal process. In no event may the Company assign its obligations under the Plan, except as provided in Section 14 or to a person or entity which is a credit-worthy affiliate.
13.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
14.Successors. Any successor to the Company or all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
15.Withholding; Taxes. The Company shall withhold from any Severance Benefits or CIC Severance Benefits all federal, state and local income or other taxes required to be withheld therefrom and any other required payroll deductions.
16.Compensation. Benefits payable hereunder shall not constitute compensation under any other plan or arrangement, except as expressly provided in such plan or arrangement.
17.Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements, plans and instruments refer to such laws, regulations, contracts, agreements, plans and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in the Plan refer to United States dollars. The word “or” is not exclusive. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, including Exhibit A attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.”
18.No Other Plans. This Plan replaces any and all severance pay plans, policies, practices, agreements, arrangements or programs, written or unwritten, that the Company or any predecessor employer of the Company may have had in effect for eligible Participants from time to time prior to the Effective Date, including, without limitation, the Keurig Dr Pepper Inc. Severance Pay Plan for Executives and, with regard to Vice Presidents, the Keurig Dr Pepper Inc. Severance Pay Plan for Office and Management Employees.
19.Governing Law; Venue. The provisions of the Plan will be construed, administered, and enforced in accordance with ERISA and, to the extent applicable, the laws of the State of Texas without regard to its choice of law provisions. Venue for all purposes of this Plan and any Release shall be in a court of competent jurisdiction sitting in Collin County, Texas or the applicable federal district or appellate court having jurisdiction over actions filed in such county and state.
20.Claims and Appeals.
(d)Claims Procedure. Any employee or other person who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Committee within 90 days of the earlier of (i) the date the claimant learned the amount of his or her benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the claim.
(e)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Committee for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of his or her claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Committee will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
21.Certain Excise Taxes. Notwithstanding anything to the contrary in this Plan, if a Participant is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the CIC Severance Benefit provided for under this Plan, together with any other payments and benefits which the Participant has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the CIC Severance Benefit provided for under this Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant from the Company will be one dollar ($1.00) less than three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Participant shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever produces the better net after-tax position to the Participant (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the payments provided hereunder is necessary shall be made by a nationally recognized accounting or consulting firm selected by the Company in good faith. If a reduced payment is made or provided and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a parachute payment exists, exceeds one dollar ($1.00) less than three times the Participant’s base amount, then the Participant shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Plan shall require the Company to be responsible for, or have any liability or obligation with respect to, the Participant’s excise tax liabilities under Section 4999 of the Code.

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EXHIBIT A

Participant Level	Qualifying Termination Severance Multiplier	CIC Qualifying Termination Severance Multiplier
Executive Chair	2.00	3.00
Chief Executive Officer	2.00	3.00
Executive Leadership Team Member	1.50	2.25
Senior Vice President	1.00	1.50
Vice President	1.00	1.50